AEP Industries Inc. Reports Fiscal 2012 Results

SOUTH HACKENSACK, N.J., Jan. 22, 2013 /PRNewswire/ -- AEP Industries Inc. (Nasdaq: AEPI, the "Company" or "AEP") today reported financial results for its fiscal year ended October 31, 2012.

Net sales for fiscal 2012 increased $177.7 million, or 18%, to $1,152.5 million from $974.8 million for fiscal 2011. Excluding the impact of the Company's October 14, 2011 acquisition of Webster Industries ("Webster"), the increase was the result of an increase in sales volume of 5% for fiscal 2012, combined with a 1% increase in average selling prices. The acquisition of Webster added an additional $114.3 million in net sales during fiscal 2012.

Gross profit for fiscal 2012 was $182.7 million, an increase of $54.0 million, or 42%, compared to the prior fiscal year. Excluding the decrease of the LIFO reserve change of $11.6 million year-over-year and $12.2 million in additional gross profit contributed from Webster, gross profit increased $30.2 million primarily due to increased sales volumes and improved material margins.

Operating expenses for fiscal 2012 were $126.8 million, an increase of $23.3 million, or 23%, compared to the prior fiscal year. Webster incurred $14.0 million in operating expenses during fiscal 2012, an increase of $13.4 million from the prior year, which included only two weeks of operations due to the timing of the acquisition. Without the Webster impact, operating expenses increased $9.9 million during fiscal 2012 primarily due to an increase in selling and delivery costs as a result of the increase in volumes sold, an increase in share-based compensation costs associated with the Company's stock options and performance units and increased provisions related to employee cash performance incentives.

"We are very pleased with our 2012 performance highlighted by increased organic sales volume and profitability per pound," said Brendan Barba, Chairman, President and Chief Executive Office of the Company. "While the economic environment continues to be uncertain, AEP stands out as distinctively able to keep moving to the future. We expect the acquisition of Webster and our November 2012 acquisition of the equipment and customer list from Transco Plastic Industries will bolster our product offerings and expand our manufacturing capabilities. We are very excited to continue our solid momentum in fiscal 2013 and deliver increasing value to our shareholders."

Interest expense for fiscal 2012 was $19.1 million, a decrease of $0.1 million as compared to the prior fiscal year. Included in the prior fiscal year was interest expense related to the final settlement of the 2013 Notes. Without this item, interest expense increased $1.7 million for fiscal year 2012, resulting primarily from higher borrowings and interest rates payable under the Company's senior notes due 2019.

Net income for fiscal 2012 was $23.2 million, or $4.16 per diluted share, as compared to $12.4 million, or $2.09 per diluted share in fiscal 2011. Fiscal 2011 included a gain on bargain purchase of the Webster business of $8.3 million.

Adjusted EBITDA (defined below) was $84.2 million in fiscal 2012 as compared to $59.3 million in fiscal 2011.

Reconciliation of Non-GAAP Measures to GAAP

The Company defines Adjusted EBITDA as net income (loss) before discontinued operations, interest expense, income taxes, depreciation and amortization, changes in LIFO reserve, other non-operating income (expense) and non-cash share-based compensation expense. The Company believes Adjusted EBITDA is an important measure of operating performance because it allows management, investors and others to evaluate and compare its core operating results, including its return on capital and operating efficiencies, from period to period by removing the impact of its capital structure (interest expense from its outstanding debt), asset base (depreciation and amortization), tax consequences, changes in LIFO reserve (a non-cash charge/benefit to its consolidated statements of operations), other non-operating items and non-cash share-based compensation. Furthermore, management uses Adjusted EBITDA for business planning purposes and to evaluate and price potential acquisitions. In addition to its use by management, the Company also believes Adjusted EBITDA is a measure widely used by securities analysts, investors and others to evaluate the financial performance of the Company and other companies in the plastic films industry. Other companies may calculate Adjusted EBITDA differently, and therefore the Company's Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Adjusted EBITDA is not a measure of financial performance under U.S. generally accepted accounting principles (GAAP), and should not be considered in isolation or as an alternative to net income (loss), cash flows from operating activities and other measures determined in accordance with GAAP. Items excluded from Adjusted EBITDA are significant and necessary components to the operations of the Company's business, and, therefore, Adjusted EBITDA should only be used as a supplemental measure of the Company's operating performance.

The following is a reconciliation of the Company's net income, the most directly comparable GAAP financial measure, to Adjusted EBITDA:

	Fiscal 2012	Fiscal 2011
	(in thousands)	(in thousands)

Net income	$ 23,152	$ 12,388
Provision for taxes	14,248	2,083
Interest expense	19,077	19,178
Depreciation and amortization expense	22,828	21,751
(Decrease) increase in LIFO reserve	(1,181)	10,350
Gain on bargain purchase of a business	(17)	(8,313)
Other non-operating income	(812)	(105)
Non-cash share-based compensation	6,893	1,919
Adjusted EBITDA	$ 84,188	$ 59,251

The Company invites all interested parties to listen to its fiscal 2012 conference call live over the Internet at www.aepinc.com on January 23, 2013, at 10:00 a.m. ET or by dialing 888-802-8577 for domestic participants or 404-665-9928 for international participants and referencing passcode 86086576. An archived version of the call will be made available on the Company's website after the call is concluded and will remain available for one year.

AEP Industries Inc. manufactures, markets, and distributes an extensive range of plastic packaging products for the consumer, industrial and agricultural markets. The Company has manufacturing operations in the United States and Canada.

Except for historical information contained herein, statements in this release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, but are not limited to, risks associated with resin and product pricing, volume, resin availability, the integration of Webster Industries and Transco Plastics Industries, the implementation of the final phase of a new operating system, our liquidity and market conditions generally, including the continuing impacts of the U.S. recession and the global credit and financial environment. Those and other risks are described in the Company's annual report on Form 10-K for the year ended October 31, 2012, to be filed with the Securities and Exchange Commission (SEC), copies of which are available from the SEC or may be obtained from the Company. Except as required by law, the Company assumes no obligation to update the forward-looking statements, which are made as of the date hereof, even if new information becomes available in the future.

AEP INDUSTRIES INC. CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE YEARS ENDED OCTOBER 31, 2012 and 2011 (in thousands, except per share data)

	2012	2011
NET SALES	$1,152,535	$974,792
COST OF SALES	969,792	846,070
Gross profit	182,743	128,722
OPERATING EXPENSES:
Delivery	52,989	44,251
Selling	41,404	35,371
General and administrative	32,424	23,853
Total operating expenses	126,817	103,475
OTHER OPERATING INCOME (EXPENSE):
Loss on sales of property, plant and equipment, net	(278)	(16)
Operating income	55,648	25,231
OTHER INCOME (EXPENSE):
Interest expense	(19,077)	(19,178)
Gain on bargain purchase of a business	17	8,313
Other, net	812	105
Income from operations before provision for income taxes	37,400	14,471
PROVISION FOR INCOME TAXES	(14,248)	(2,083)
Net income	$23,152	$12,388

BASIC EARNINGS PER COMMON SHARE:
Net income per common share	$4.20	$2.10

DILUTED EARNINGS PER COMMON SHARE:
Net income per common share	$4.16	$2.09

Contact:	Paul M. Feeney
Executive Vice President, Finance
and Chief Financial Officer
AEP Industries Inc.
(201) 807-2330
feeneyp@aepinc.com